Exhibit 99.1

Amplify Energy Announces Results of Borrowing Base Redetermination and Provides Liquidity Update

HOUSTON, June 15, 2020 — Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today that it has completed the regularly scheduled redetermination of its revolving credit facility borrowing base and entered into an amendment to its credit agreement. The redetermination resulted in a revised borrowing base of $285 million effective immediately with scheduled monthly reductions of $5 million until the borrowing base reaches $260 million on November 1, 2020. The next regularly scheduled borrowing base redetermination is expected to occur in November 2020.

“Amplify’s Spring borrowing base redetermination process was challenging as bank price decks reflected the historic severe downturn in commodity prices, which have since experienced meaningful recoveries,” said Martyn Willsher, interim Chief Executive Officer and Chief Financial Officer of Amplify. “Despite this pricing disparity, we were able to work collaboratively with our bank group to deliver a solution that moderately reduces our leverage over a reasonable time period while also providing the Company with sufficient liquidity to effectively manage through this cycle.”

Mr. Willsher continued, “Going forward, we remain optimistic that our strong hedge positions and previously announced liquidity enhancement initiatives, in addition to the recovering commodity price environment, will allow us to increase our liquidity while also continuing to reduce outstanding indebtedness. As market conditions continue to recover, we believe the outlook for our low-decline asset base is steadily improving and the continued strengthening of commodity prices will allow us to generate significant cash flow in future periods. We would like to thank our bank group for their support during this volatile period and we look forward to continuing our strong partnership with them.”

As of June 12, 2020, Amplify had total net debt of $264 million under its revolving credit facility, with a current borrowing base of $285 million and $21 million of cash on hand.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, offshore California, East Texas / North Louisiana and South Texas. For more information, visit www.amplifyenergy.com.

Investor Relations Contacts

Martyn Willsher – Interim CEO & CFO

(832) 219-9047

martyn.willsher@amplifyenergy.com

Eric Chang – Treasurer

(832) 219-9024

eric.chang@amplifyenergy.com